                                                                     Exhibit 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             ASPEC TECHNOLOGY, INC.,
                         ASPEC ACQUISITION CORPORATION,
                           SIS MICROELECTRONICS, INC.
                           AND CERTAIN SHAREHOLDERS OF
                           SIS MICROELECTRONICS, INC.

                                 MARCH 17, 1998

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
1.    Certain Definitions.......................................................     1

2.    The Merger................................................................     3
      2.1   Merger; Effective Time of the Merger................................     3
      2.2   Closing.............................................................     3
      2.3   Effect of the Merger................................................     3
      2.4   Tax-Free Reorganization.............................................     4
      2.5   SIS Stock Options and Convertible Securities........................     4

3.    Effect of Merger on the Capital Stock of SIS; Exchange of Certificates....     4
      3.1   Exchange of Stock...................................................     4
      3.2   Dissenters' Rights..................................................     4
      3.3   Fractional Shares...................................................     5
      3.4   Exchange of Certificates............................................     5
      3.5   Taking of Necessary Action; Further Action..........................     6

4.    Securities Act Compliance.................................................     6
      4.1   Securities Act Exemption............................................     6
      4.2   Stock Restrictions..................................................     6

5.    Representations and Warranties of SIS and the Majority Shareholders.......     7
      5.1   Organization, Qualification, and Corporate Power....................     7
      5.2   Authorization.......................................................     7
      5.3   Capitalization......................................................     7
      5.4   Noncontravention....................................................     8
      5.5   Broker's Fees.......................................................     8
      5.6   Financial Statements................................................     8
      5.7   Subsidiaries........................................................     9
      5.8   Title to Assets.....................................................     9
      5.9   Events Subsequent to Most Recent Fiscal Period End..................     9
      5.10  Undisclosed Liabilities.............................................    11
      5.11  Legal Compliance....................................................    12
      5.12  Tax Matters.........................................................    12
      5.13  Properties..........................................................    13
      5.14  Intellectual Property...............................................    14
      5.15  Tangible Assets.....................................................    15
      5.16  Inventory...........................................................    15
      5.17  Contracts...........................................................    15
      5.18  Notes and Accounts Receivable.......................................    17
      5.19  Power of Attorney...................................................    17
      5.20  Insurance...........................................................    17
      5.21  Litigation..........................................................    17
      5.22  Product Warranty....................................................    17

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                  PAGE
                                                                                  ----
      5.23  Product Liability..................................................     18
      5.24  Employees..........................................................     18
      5.25  Employee Benefits..................................................     18
      5.26  Guaranties.........................................................     20
      5.27  Environment, Health, and Safety....................................     20
      5.28  Certain Business Relationships With SIS............................     21
      5.29  No Adverse Developments............................................     22
      5.30  Full Disclosure....................................................     22

6.    Representations and Warranties of Aspec..................................     22
      6.1   Organization, Qualification, and Corporate Power...................     22
      6.2   Authorization......................................................     22
      6.3   Capitalization.....................................................     23
      6.4   Noncontravention...................................................     23
      6.5   Brokers' Fees......................................................     23
      6.6   Financial Statements...............................................     23
      6.7   Undisclosed Liabilities............................................     24
      6.8   Litigation.........................................................     24
      6.9   Legal Compliance...................................................     24
      6.10  No Adverse Developments............................................     24

7.    Pre-Closing Covenants....................................................     24
      7.1   General............................................................     24
      7.2   Notices and Consents...............................................     25
      7.3   Conduct of Business................................................     25
      7.4   Preservation of Business...........................................     25
      7.5   Access to Information..............................................     25
      7.6   Notice of Developments.............................................     26
      7.7   Preparation of Shareholder Notice and Information Statement........     26
      7.8   Exclusivity........................................................     26
      7.9   Voting Agreement and Voting Proxy..................................     27

8.    Post-Closing Covenants...................................................     27
      8.1   General............................................................     27
      8.2   Litigation Support.................................................     27
      8.3   Transition.........................................................     27
      8.4   Confidentiality....................................................     27
      8.5   SIS Employees; Employee Stock Options..............................     28
      8.6   Restrictions on Sales of Aspec Common Stock........................     28

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                   PAGE
                                                                                   ----
9.    Conditions to Obligations to Close.......................................     28
      9.1   Conditions to Aspec's Obligation to Close..........................     28
      9.2   Conditions to SIS's Obligation.....................................     29

10.   Survival of Representations, Indemnification.............................     30
      10.1  Limited Survival of Representations and Warranties.................     30
      10.2  Indemnification by Aspec...........................................     30
      10.3  Indemnification by Majority Shareholders...........................     31
      10.4  Notice of Claims...................................................     31
      10.5  Third Party Claims.................................................     32
      10.6  Limitation of Claims...............................................     32

11.   Termination..............................................................     32
      11.1  Termination of the Agreement.......................................     32
      11.2  Effect of Termination..............................................     33

12.   Miscellaneous............................................................     33
      12.1  Publicity..........................................................     33
      12.2  No Third-Party Beneficiaries.......................................     33
      12.3  Entire Agreement...................................................     34
      12.4  Succession and Assignment..........................................     34
      12.5  Counterparts.......................................................     34
      12.6  Headings...........................................................     34
      12.7  Notices............................................................     34
      12.8  Governing Law; Dispute Resolution..................................     35
      12.9  Amendments and Waivers.............................................     36
      12.10 Severability.......................................................     36
      12.11 Expenses...........................................................     36
      12.12 Construction.......................................................     36
      12.13 Incorporation of Exhibits and Schedules............................     37

EXHIBITS

Exhibit A  Certificate of Merger
Exhibit B  SIS Disclosure Schedule
Exhibit C  Aspec Disclosure Schedule
Exhibit D  Voting Agreement and Voting Proxy
Exhibit E  Opinion of Counsel for SIS and Majority Shareholders
Exhibit F  Opinion of Counsel for Aspec
Exhibit G  Registration Agreement Amendment

                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (the "AGREEMENT") is entered into as of March 17, 1998, by and among Aspec Technology, Inc., a Delaware corporation ("ASPEC"), Aspec Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Aspec ("MERGER SUB"), SIS Microelectronics, Inc., a Colorado corporation ("SIS"), and William D. Burkard, James L. D. Roser and Thomas P. Brock (collectively, the "MAJORITY SHAREHOLDERS"). Aspec, Merger Sub, SIS and the Majority Shareholders are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

      A. Pursuant to a Certificate of Merger (together with any Articles of Merger required by the CBCA) providing for the merger of Merger Sub with and into SIS pursuant to the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"), the shares of Common Stock of SIS, no par value, issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate of 400,000 shares of Common Stock of Aspec, and SIS will become a wholly-owned subsidiary of Aspec.

      B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Merger Sub with and into SIS.

      C. The respective Boards of Directors of Aspec and SIS have approved and adopted this Agreement, and the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

                                    AGREEMENT

      1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

            "AFFILIATE" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

            "BUSINESS CONDITION" means the current business, financial condition, results of operations and assets of such corporate entity.

            "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

            "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(2).

            "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Sec. 3(1).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "GROSS NEGLIGENCE" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

            "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

            "LOSSES" shall mean any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding to the extent of the amount of such actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses or fees.

            "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries.

            "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

            "SIS SHAREHOLDERS" shall mean the shareholders of record of SIS immediately prior to the Effective Time of the Merger (other than the holders of Dissenting Shares (as defined herein)).

            "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      2. The Merger.

            2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into SIS (the "MERGER") in accordance with the CBCA and the DGCL, and, as a result, SIS will become a wholly-owned subsidiary of Aspec. In accordance with the provisions of this Agreement, a Certificate of Merger in the form attached hereto as Exhibit A shall be filed with the Delaware Secretary of State in accordance with the DGCL and such Certificate of Merger (or, to the extent required by the CBCA, Articles of Merger in form and substance mutually acceptable to counsel for SIS and counsel for Aspec) shall be filed with the Colorado Secretary of State in accordance with the CBCA on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of Common Stock, no par value, of SIS ("SIS COMMON STOCK") shall be converted into a fraction of a share of Common Stock, $0.001 par value, of Aspec ("ASPEC COMMON STOCK") in the manner contemplated by
Section 3. The Merger shall become effective at the time of the filing of the Merger Agreement with the Colorado Secretary of State and the Delaware Secretary of State (the date of such filing being hereinafter referred to as the "EFFECTIVE DATE OF THE MERGER" and the time of such filing being hereinafter referred to as the "EFFECTIVE TIME OF THE MERGER").

            2.2 Closing. The closing of the Merger (the "CLOSING") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050.

            2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into SIS (Merger Sub and SIS are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and SIS after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

            2.4 Tax-Free Reorganization. The Merger is intended to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

            2.5 SIS Stock Options and Convertible Securities. On or prior to the Effective Time of the Merger, all outstanding options and convertible securities of SIS shall terminate unless otherwise exercised prior to such time.

      3. Effect of Merger on the Capital Stock of SIS; Exchange of Certificates.

            3.1 Exchange of Stock. As of the Effective Time of the Merger, each share of SIS Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising dissenters' rights in accordance with Article 113 of the CBCA ("DISSENTING SHARES") as provided for in Section 3.2 below), shall, by virtue of the Merger and without any action on the part of SIS shareholders, be converted into a fraction of a share of Aspec Common Stock (the "EXCHANGE RATIO"), determined by dividing 400,000 by the aggregate number of shares of SIS Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (including any shares issued upon the exercise of outstanding SIS options or SIS convertible securities and any Dissenting Shares).

            3.2 Dissenters' Rights. If holders of SIS Common Stock are entitled to dissenters' rights at the Effective Time of the Merger under Article 113 of the CBCA, the shares as to which dissenters' rights are available ("DISSENTING SHARES") shall not be converted into the Merger Consideration on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the CBCA. Each holder of Dissenting Shares (a "DISSENTING SHAREHOLDER") who, pursuant to the provisions of Article 113 of the CBCA, becomes entitled to payment of the value of shares of SIS Common Stock held by such Dissenting Shareholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver shares of Aspec Common Stock pursuant to the Exchange Ratio (as defined herein) to any Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of SIS Common Stock, the shares of Aspec Common Stock to which such Dissenting Shareholder is then entitled under this
Section 3.2 and Article 113 of the CBCA. In the event that Aspec makes any payment or payments in respect of any Dissenting Shares, Aspec shall not be entitled to recover any such amounts under the terms of Section 10 hereof or otherwise.

            3.3 Fractional Shares. No fractional shares of Aspec Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of SIS Common Stock who would otherwise be entitled to receive a fraction of a share of Aspec Common Stock shall receive from Aspec an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of Aspec Common Stock to which such holder would otherwise be entitled, multiplied by $10.00. For the purpose of determining fractional shares, all shares of Aspec Common Stock to be issued to any SIS shareholder shall be aggregated.

            3.4 Exchange of Certificates.

                  (a) Exchange Agent. Prior to the Closing Date, Aspec shall appoint itself or ChaseMellon Shareholder Services, L.L.C. to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                  (b) Aspec to Provide Aspec Common Stock. Promptly after the Effective Date of the Merger, Aspec shall make available for exchange in accordance with this Section 3, through such reasonable procedures as Aspec may adopt, the shares of Aspec Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of SIS Common Stock.

                  (c) Exchange Procedures. Within ten (10) days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of SIS Common Stock (the "CERTIFICATES") whose shares are being converted into shares of Aspec Common Stock pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Aspec may reasonably specify, including appropriate investment representations to be made by each such shareholder) (the "LETTER OF TRANSMITTAL") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for shares of Aspec Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Aspec, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Aspec Common Stock to which the holder of SIS Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding SIS Common Stock. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Aspec Common Stock into which the shares of SIS Common Stock represented by such Certificate have been converted. Notwithstanding the foregoing procedures, Aspec shall use its reasonable efforts to provide the form of Letter of Transmittal to SIS as soon as practical after the date hereof, and SIS shall provide such Letter of Transmittal to each SIS shareholder. The parties agree that in the event Aspec makes such Letter of Transmittal available to SIS, any Exchange Agent shall not be obligated to mail such Letter of Transmittal to the SIS shareholders. Aspec agrees that to the extent a SIS shareholder provides a fully executed and completed Letter of Transmittal together with the related SIS stock certificate(s) held by such shareholder to Aspec at least five (5) business days prior to the Closing, then Aspec will provide to SIS at the Closing a certificate representing the shares of Aspec Common Stock to which such SIS shareholder is entitled pursuant to the terms hereof.

                  (d) No Further Ownership Rights in Capital Stock of SIS. The shares of Aspec Common Stock delivered upon the surrender for exchange of shares of SIS Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such SIS Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of SIS Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4, provided that the presenting holder is listed on SIS's shareholder list as a holder of SIS Common Stock.

            3.5 Taking of Necessary Action; Further Action. Aspec, Merger Sub, SIS and the Majority Shareholders shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SIS, the officers and directors of the Surviving Corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

      4. Securities Act Compliance.

            4.1 Securities Act Exemption. The issuance of the Aspec Common Stock in the Merger shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in reliance upon Section 4(2) and/or Regulation D of the Securities Act.

            4.2 Stock Restrictions. The certificates representing the shares of Aspec Common Stock issued pursuant to this Agreement shall bear a restrictive legend (and stop transfer orders shall be placed against the transfer thereof with Aspec's transfer agent), stating substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, ASSIGNED OR

                  OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) IN COMPLIANCE WITH RULE 144 OR (III) PURSUANT TO AN OPINION OF COUNSEL FOR ASPEC THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

      5. Representations and Warranties of SIS and the Majority Shareholders. SIS and, to their respective knowledge, each of the Majority Shareholders severally and not jointly represents and warrants to Aspec and Merger Sub that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the disclosure schedule delivered by SIS to Aspec on the date hereof (and initialed by Aspec), a copy of which is attached hereto as Exhibit B (referred to herein as the "SIS DISCLOSURE SCHEDULE"). The SIS Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

            5.1 Organization, Qualification, and Corporate Power. SIS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. SIS is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state, other than Colorado, in which SIS owns any property or in which it has any employees, offices or operations. SIS has full corporate power and authority, and has all necessary and material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5 of the SIS Disclosure Schedule lists the directors and officers of SIS. The operations now being conducted by SIS have not been conducted under any other name during the past five (5) years.

            5.2 Authorization. SIS has full power and authority to execute and deliver this Agreement and the Merger Agreement, and, subject to receipt of the requisite approval of its share holders, to consummate the transactions contemplated hereunder and to perform its obligations here under and no other proceedings on the part of SIS are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved by the unanimous vote of SIS's Board of Directors. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of SIS, enforceable against SIS in accordance with their respective terms and conditions. SIS need not give any notice to, make any filing with, or obtain any authorization, con sent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            5.3 Capitalization.

                  (a) Capital Stock. As of the date of this Agreement, the entire authorized capital stock of SIS consists of 5,000,000 shares of Common Stock, 1,174,375 of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in Section 5.3(a) of the SIS Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by SIS in material compliance with applicable Federal and state securities laws. As of the Closing Date, the entire authorized capital stock of SIS shall consist of 5,000,000 shares of Common Stock, 1,224,375 of which shall be issued and outstanding. As of the Closing Date, all of the then issued and outstanding shares of capital stock shall have been duly authorized, shall be validly issued, fully paid, and non-assessable, and shall be held of record by the respective shareholders as set forth in Section 5.3(a) of the SIS Disclosure Schedule. As of the Closing Date, all of the then outstanding shares of capital stock shall have been offered, issued and sold by SIS in material compliance with applicable Federal and state securities laws.

                  (b) No Other Rights or Agreements. As of the date of this Agreement, Section 5.3(b) of the SIS Disclosure Schedule lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, convertible debentures or other securities, exchange rights and other rights that could require SIS to issue, sell or otherwise cause to become outstanding any of its capital stock (the "STOCK RIGHTS"), and the number of shares of SIS Common Stock subject to such Stock Rights. Except as set forth in
Section 5.3(b) of the SIS Disclosure Schedule, there are no other outstanding or authorized Stock Rights. Except as set forth in Section 5.3(b) of the SIS Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SIS. Other than as contemplated by Section 7.9 hereof, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of SIS. All of the SIS Stock Rights will be fully exercised or canceled prior to the Effective Time of the Merger. As of the Effective Time of the Merger, there will be (i) no outstanding or authorized Stock Rights, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SIS and (iii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of SIS (other than as contemplated by Section 7.9 hereof).

            5.4 Noncontravention. Neither the execution and the delivery of this Agreement by SIS nor the consummation by SIS of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SIS is subject or any provision of its Articles of Incorporation or bylaws, or (B) (i) conflict with,
(ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) except as set forth in Section 5.4 of the SIS Disclosure Schedule, require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which SIS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

            5.5 Broker's Fees. Neither SIS nor any of the Majority Shareholders has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

            5.6 Financial Statements. Section 5.6 of the SIS Disclosure Schedule contains the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 1996 and December 31, 1997 (the "MOST RECENT FISCAL YEAR END") for SIS; and (ii) an unaudited balance sheet and statements of income and cash flows (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the two month period ended February 28, 1998 (the "MOST RECENT FISCAL PERIOD END") for SIS. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of SIS as of such dates and the results of operations of SIS for such periods; provided, however, that the Most Recent Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments. Except as set forth in Section 5.6 of the SIS Disclosure Schedule, the books of account of SIS reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of SIS required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

            5.7 Subsidiaries. SIS has no subsidiaries and has not been a subsidiary of another company.

            5.8 Title to Assets. SIS has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "MOST RECENT BALANCE SHEET") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except as set forth in Section 5.8 of the SIS Disclosure Schedule. No Person other than SIS will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of SIS or situated on any of the premises of SIS. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of SIS (or any interest therein) except for this Agreement.

            5.9 Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any material adverse change in the Business Condition of SIS. Without limiting the generality of the foregoing, since that date:

                  (a) SIS has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

                  (b) except for those agreements, contracts, leases and commitments identified in Section 5.17 of the SIS Disclosure Schedule, SIS has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "SIS AGREEMENT") or extended or modified the terms of any SIS Agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of SIS other than in the Ordinary Course of Business, (iii) involves the sale of any material assets,
(iv) involves any OEM relationship, or (v) involves any license of SIS's technology;

                  (c) to the knowledge of SIS, no party (including SIS) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which SIS is a party or by which it is bound and SIS has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

                  (d) none of the assets of SIS, tangible or intangible, has become subject to any Security Interest, except as set forth on Section 5.8 of the SIS Disclosure Schedule;

                  (e) SIS has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $10,000 in the aggregate of all such capital expenditures;

                  (f) SIS has not made any capital investment in, or any loan to, any other Person;

                  (g) SIS has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness, except as provided in Section 9.1(i) hereof;

                  (h) SIS has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (i) there has been no change made or authorized in the Articles of Incorporation or bylaws of SIS;

                  (j) SIS has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (except upon the conversion, exchange or exercise of any such securities which are described on Section 5.3 of the SIS Disclosure Schedule) any of its capital stock;

                  (k) SIS has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (other than with respect to any Dissenting Shares (as defined herein));

                  (l) SIS has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

                  (m) SIS has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                  (n) SIS has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to SIS than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

                  (o) SIS has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (p) SIS has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

                  (q) SIS has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (r) SIS has not made any other change in employment terms for any of its directors or officers, and SIS has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

                  (s) SIS has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

                  (t) SIS has not suffered any material adverse change or any threat of any material adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                  (u) SIS has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                  (v) SIS has not changed any of the accounting principles followed by it or the method of applying such principles, except as described on
Schedule 5.6 of the SIS Disclosure Schedule;

                  (w) SIS has not made a change in any of its banking or safe deposit arrangements;

                  (x) SIS has not entered into any transaction other than in the Ordinary Course of Business; and

                  (y) SIS has not committed to any of the foregoing.

            5.10 Undisclosed Liabilities. SIS has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of SIS, except for (i) liabilities set forth on the Most Recent Balance Sheet and (ii) liabilities which have arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business.

            5.11 Legal Compliance. SIS has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). To the knowledge of SIS, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced by or against, or received by, any governmental body alleging any failure to so comply. SIS has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of SIS as they are presently conducted, except for any such licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations which, if not obtained, would not individually or in the aggregate be likely to result Material Adverse Effect on SIS.

            5.12 Tax Matters.

                  (a) For purposes of this Agreement, "TAXES" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of SIS, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                  (b) SIS has filed all reports and returns with respect to any Taxes ("TAX RETURNS") that it was required to file. All such Tax Returns were correct and complete in all material respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by SIS (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements, except any state Taxes (other than Colorado related Taxes) which are not individually or in the aggregate material to SIS . SIS has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. SIS is not currently the beneficiary of any extension of time within which to file any Tax Return, and SIS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (c) There is no dispute or claim concerning any Tax liability of SIS either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of SIS, except for inchoate liens for taxes not yet due and payable.

                  (d) SIS has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") concerning collapsible corporations. SIS has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. SIS has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). SIS is not a party to any tax allocation or sharing agreement. SIS (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "AFFILIATED GROUP") filing a consolidated federal Income Tax Return and
(B) has no any liability for the taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (e) The unpaid Taxes of SIS (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of SIS in filing its Tax Returns.

            5.13 Properties.

                  (a) SIS does not currently own and has never previously owned any real property.

                  (b) Section 5.13 of the SIS Disclosure Schedule lists and describes briefly all real property leased or subleased to SIS. SIS has delivered to Aspec correct and complete copies of the leases and subleases listed in Section 5.13 of the SIS Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 5.13 of the SIS Disclosure Schedule to the knowledge of SIS:

                         (i) the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect in all respects;

                         (ii) no party to the lease or sublease is in breach or
default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                         (iii) no party to the lease or sublease has repudiated
any provision thereof;

                         (iv) there are no disputes, oral agreements, or
forbearance programs in effect as to the lease or sublease:

                         (v) SIS has not assigned, transferred, conveyed,
mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                         (vi) all facilities leased or subleased thereunder have
received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

            5.14 Intellectual Property.

                  (a) To the knowledge of SIS, SIS has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties. SIS has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SIS must license or refrain from using any Intellectual Property rights of any third party), except as disclosed in Section 5.14 of the SIS Disclosure Schedule. To the knowledge of SIS, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of SIS. Each employee of SIS has signed an invention assignment and/or confidentiality agreement with SIS that provides that any

Intellectual Property developed by such employee while employed by SIS is the sole property of SIS.

                  (b) Section 5.14(b) of the SIS Disclosure Schedule identifies each patent or registration which has been issued to SIS or any Affiliate of SIS with respect to any of the Intellectual Property used in SIS's business, identifies each pending patent application or application for registration which SIS or any Affiliate of SIS has made with respect to any of the Intellectual Property used in SIS's business, and identifies each material license, agreement, or other permission which SIS or any Affiliate of SIS has granted to any third party with respect to any of the Intellectual Property used in SIS's business (together with any exceptions). SIS has delivered to Aspec correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 5.14(b) of the SIS Disclosure Schedule also identifies (i) each trade name or unregistered trademark used by SIS or any Affiliate of SIS which is material to the business of SIS and (ii) each unregistered copyright owned by SIS or any Affiliate of SIS with respect to Intellectual Property which is material to the business of SIS. With respect to each item of Intellectual Property required to be identified in
Section 5.14(b) of the SIS Disclosure Schedule, to the knowledge of SIS:

                         (i) SIS possesses all right, title, and interest in and
to the item, free and clear of any Security Interest (except as disclosed in Section 5.8 of the SIS Disclosure Schedule), license or other restriction;

                         (ii) the item is legal and valid and in full force and
effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                         (iii) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the knowledge of SIS, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

                         (iv) SIS has never agreed to indemnify any Person for
or against any interference, infringement, misappropriation, or other conflict with respect to the item, except pursuant to the contracts set forth in Section
5.17 of the SIS Disclosure Schedule.

                  (c) Section 5.14(c) of the SIS Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that SIS uses pursuant to license, sublicense, agreement, or permission. SIS has delivered to Aspec correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 5.14(c) of the SIS Disclosure Schedule, to the knowledge of SIS:

                         (i) the license, sublicense, agreement or permission
covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                         (ii) no party to the license, sublicense, agreement, or
permission is in breach or default, and, to the knowledge of SIS, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                         (iii) no party to the license, sublicense, agreement,
or permission has repudiated any provision thereof; and

                         (iv) SIS has not granted any sublicense or similar
right with respect to the license, sublicense, agreement, or permission.

            5.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that SIS owns and leases are free from material defects (patent and latent) and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

            5.16 Inventory. In all material respects, all of the inventory of SIS and any supplies, manufactured and processed parts, work in process or finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject to adjustments for operations and transactions through the Closing Date in accordance with the past custom and practice of SIS.

            5.17 Contracts. Section 5.17 of the SIS Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which SIS is a party or by which SIS or any of its assets is bound:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person which involves the payment by SIS of more than $10,000 per year;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

                  (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors which involves the payment by SIS of more than $10,000 per year;

                  (d) any agreement concerning a partnership or joint venture;

                  (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $10,000 or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                  (f) any agreement concerning noncompetition or restraint of trade or any agreement on currently active projects which involves confidentiality;

                  (g) any agreement with any SIS shareholder or any of such shareholder's Affiliates (other than SIS) or with any Affiliate of SIS;

                  (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

                  (i)   any collective bargaining agreement;

                  (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                  (k) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                  (l) any agreement pursuant to which SIS is obligated to provide services, maintenance, support or training which involves payments to SIS of more than $50,000 per year;

                  (m) any standard form agreement used by SIS, including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter; and

                  (n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than six (6) months from the date hereof.

SIS has delivered to Aspec a correct and complete copy of each written agreement listed in Section 5.17 of the SIS Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the SIS Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects against SIS and, to the knowledge of SIS, the other parties thereto; (B) SIS is not and, to the knowledge of SIS, no other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) SIS has not and, to the knowledge of SIS, no other party has repudiated any provision of the agreement; and (D) SIS does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of SIS.

            5.18 Notes and Accounts Receivable. All notes and accounts receivable of SIS, all of which are reflected properly on the books and records of SIS in all material respects, are, to the knowledge of SIS, (i) valid receivables subject to no setoffs, defenses or counterclaims, and are current and collectible, and (ii) will be collected in accordance with their terms at their recorded amounts, subject only to adjustments for operations and transactions through the Closing Date in accordance with the past custom and practice of SIS.

            5.19 Power of Attorney. There are no outstanding powers of attorney executed on behalf of SIS.

            5.20 Insurance. SIS has delivered to Aspec copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which SIS is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received) with respect to SIS and, to the knowledge of SIS, the other parties thereto; (B) neither SIS nor, to the knowledge of SIS, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) neither SIS nor, to the knowledge of SIS, any other party to the policy has repudiated any provision thereof; and (D) there has been no failure by SIS to give any notice or present any claim under the policy in due and timely fashion. Section 5.20 of the SIS Disclosure Schedule describes any self-insurance arrangements presently maintained by SIS.

            5.21 Litigation. Section 5.21 of the SIS Disclosure Schedule sets forth each instance in which SIS (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of SIS, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of SIS, there are no facts or circumstances which would form the basis of any claim against SIS.

            5.22 Product Warranty. All of the services performed and products licensed, manufactured, sold, leased, and delivered by SIS have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of SIS, SIS has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000. Section 5.17(o) of the SIS Disclosure Schedule includes copies of the standard terms and conditions of license for SIS (containing applicable guaranty, warranty, and indemnity provisions).

            5.23 Product Liability. To the knowledge of SIS, SIS has no material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product licensed, manufactured, sold, leased, or delivered by SIS.

            5.24 Employees. No executive, key employee, or significant group of employees has advised any executive officer of SIS that he, she or they plan to terminate employment with SIS during the next six (6) months. SIS is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the knowledge of SIS, SIS has not committed any unfair labor practice. To the knowledge of SIS, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SIS.

            5.25 Employee Benefits.

                  (a) Section 5.25(a) of the SIS Disclosure Schedule lists each Employee Benefit Plan that SIS maintains or to which SIS contributes or is obligated to contribute.

                         (i) Each such Employee Benefit Plan (and each related
trust, or fund established by SIS) complies in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                         (ii) All required reports and descriptions (including
Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Code Sec. 4980B have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject SIS to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                         (iii) All contributions, premiums or other payments
(including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of SIS.

                         (iv) Each such Employee Benefit Plan which is an
Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to Aspec and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by SIS has been provided to Aspec.

                         (v) Neither SIS nor any other Person or entity under
common control with SIS within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                         (vi) SIS has delivered to Aspec correct and complete
copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit Aspec from amending or terminating any such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that SIS, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "CONTROLLED GROUP OF CORPORATIONS") which includes SIS, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                         (i) There have been no prohibited transactions within
the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "FIDUCIARY"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

                  (c) Except as disclosed in Schedule 5.25(c) of the SIS Disclosure Schedule, SIS does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of
Title I of ERISA).

                  (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

                  (e) No Employee Benefit Plan or SIS has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

            5.26 Guaranties. SIS is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

            5.27 Environment, Health, and Safety.

                  (a) For purposes of this Agreement, the following terms have the following meanings:

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                  "EXTREMELY HAZARDOUS SUBSTANCE" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                  "HAZARDOUS MATERIAL" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental,

Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                  (b) To the knowledge of SIS, each of SIS and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                  (c) To the knowledge of SIS, SIS has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of SIS and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  (d) To the knowledge of SIS, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of SIS and its predecessors and Affiliates.

                  (e) To the knowledge of SIS, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of SIS and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

            5.28 Certain Business Relationships With SIS. None of the Majority Shareholders nor SIS nor any director or officer of SIS, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with SIS.

            5.29 No Adverse Developments. To the knowledge of SIS, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting SIS (or affecting customers, suppliers, employees, and other Persons which have relationships with SIS) that (i) is having or is reasonably likely to have a Material Adverse Effect on SIS, or (ii) would prevent Aspec from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted or planned to be conducted by SIS prior to the Closing.

            5.30 Full Disclosure. No representation or warranty in this Section 5 or in any document delivered by the Majority Shareholders or SIS pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Aspec pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. There is no fact, development or threatened development (excluding general economic factors affecting business in general) known to SIS or the Majority Shareholders which SIS has not disclosed to Aspec and which is having or may have a Material Adverse Effect on SIS. SIS has delivered to Aspec true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the SIS Disclosure Schedule.

      6. Representations and Warranties of Aspec. Aspec represents and warrants to SIS that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by Aspec to SIS on the date hereof (and initialed by Aspec and SIS), a copy of which is attached hereto as Exhibit C (referred to herein as the "ASPEC DISCLOSURE SCHEDULE"). The Aspec Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

            6.1 Organization, Qualification, and Corporate Power. Aspec is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Aspec is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. Aspec has full corporate power and authority, and has all necessary and material licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

            6.2 Authorization. Aspec has full power and authority to execute and deliver this Agreement and the Merger Agreement, and to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of Aspec is necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement. This Agreement and the Merger Agreement and the transactions contemplated thereby have been approved by the unanimous vote of Aspec's Board of Directors. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of Aspec enforceable against Aspec in accordance with their respective terms and conditions. Aspec need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            6.3 Capitalization.

                  (a) As of February 28, 1998, the authorized capital stock of Aspec consisted of (i) 130,378 shares of Series A Redeemable Preferred Stock, $0.001 par value, all of which are issued were outstanding, (ii) 75,000,000 shares of Common Stock, of which 22,039,557 shares were issued and outstanding,
(iii) 5,000,000 shares of undesignated preferred stock, none of which were issued and outstanding, and (iv) an aggregate of approximately 5,200,000 shares were subject to outstanding options or reserved for issuance pursuant to Aspec's employee and director stock plans. All of the outstanding shares of Aspec's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Aspec or obligating Aspec to issue or sell any shares of capital stock of, or other equity interests in, Aspec. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock , all of which are held of record by Aspec.

                  (b) The shares of Aspec Common Stock to be issued pursuant to
Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof will be validly issued, fully paid and nonassessable.

            6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Aspec is subject or any provision of its Certificate of Incorporation or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Aspec is a party or by which it is bound or to which any of its assets is subject.

            6.5 Brokers' Fees. Aspec has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            6.6 Financial Statements. Section 6.6 of the Aspec Disclosure Schedule contains Aspec's audited balance sheets and statements of income and cash flows as of and for the fiscal years ended November 30, 1996 and November 30, 1997 (the "ASPEC FINANCIAL STATEMENTS"). The Aspec Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Aspec as of such dates and the results of operations of Aspec as of such periods. The books of account of Aspec reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Aspec required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

            6.7 Undisclosed Liabilities. Aspec has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Aspec, except for (i) liabilities set forth in the Aspec Financial Statements and (ii) liabilities which have arisen after November 30, 1997 in the Ordinary Course of Business.

            6.8 Litigation. Section 6.8 of the Aspec Disclosure Schedule sets forth each instance in which Aspec (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Aspec, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

            6.9 Legal Compliance. Aspec has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). To the knowledge of Aspec, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced by or against, or received by, any governmental body alleging any failure to so comply. Aspec has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of Aspec as they are presently conducted, except for any such licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations which, if not obtained, would not individually or in the aggregate be likely to result Material Adverse Effect on Aspec.

            6.10 No Adverse Developments. To the knowledge of Aspec, there is no development (exclusive of general economic factors affecting business in general) or threatened development affecting Aspec (or affecting customers, suppliers, employees, and other Persons which have relationships with Aspec) that (i) is having or is reasonably likely to have a Material Adverse Effect on Aspec, or (ii) would prevent Aspec from conducting its business following the Closing in the manner in which it was conducted or planned to be conducted by Aspec prior to the Closing.

      7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with Section 11 hereof and the Effective Time of the Merger:

            7.1 General. Each of the Parties will use their reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

            7.2 Notices and Consents. Except as otherwise agreed to by Aspec, SIS will give any notices to third parties and will use its best efforts to obtain any third party consents that are required in connection with the matters identified in Section 5.4 of the SIS Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the SIS Disclosure Schedule.

            7.3 Conduct of Business. SIS will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, SIS will not (a) issue or sell, or contract to issue or sell, any shares of its capital stock or that of any of its subsidiaries or any securities convertible into to exchangeable for shares of capital stock of it or any of its subsidiaries, or securities, warrants, options or rights to purchase any of the foregoing (other than shares issued upon exercise of outstanding options or upon the conversion of outstanding convertible securities described on the SIS Disclosure Schedule),
(b) purchase or redeem any shares of its capital stock (other than with respect to Dissenting Shares), (c) declare or pay any dividends or agree to make any other distribution with respect to any shares of its capital stock (other than with respect to Dissenting Shares), (d) amend its Articles of Incorporation or Bylaws, or (e) enter into or propose to enter into an agreement with any other person providing for the possible acquisition by it or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any material portion of the capital stock or assets of another entity. In addition, SIS will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to it or to the conduct of its business, except for violations that could not subject SIS to a penalty or loss that could constitute a Material Adverse Effect on SIS.

            7.4 Preservation of Business. SIS will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees. Aspec will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

            7.5 Access to Information. SIS will permit Aspec and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of SIS, to the business and operations of SIS. Neither such access, inspection and furnishing of information to Aspec and its representatives, nor any investigation by Aspec and its representatives, shall in any way diminish or otherwise effect Aspec's right to rely on any representation or warranty made by SIS or the Majority Shareholders hereunder. Aspec will permit SIS and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Aspec, to the business and operations of Aspec. Neither such access, inspection and furnishing of information to SIS and its representatives, nor any investigation by SIS and its representatives, shall in any way diminish or otherwise effect SIS's right to rely on any representation or warranty made by Aspec hereunder.

            7.6 Notice of Developments. Each Party will give prompt written notice to the others of any adverse development causing a material breach of any of its own representations and warranties in Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the SIS Disclosure Schedule or the Aspec Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            7.7 Preparation of Shareholder Notice and Information Statement. As soon as practicable after the date hereof (but in no event later than ten (10) days following the date hereof), SIS will prepare a shareholder notice and information statement to be delivered to its shareholders for the purpose of soliciting their consent to the Merger (the "INFORMATION STATEMENT") and shall use its best efforts to obtain such consent. The Board of Directors of SIS will recommend unanimously in the Information Statement the approval of the Merger by the SIS shareholders. The Information Statement shall contain the information required by Regulation D of the Securities Act with respect to transactions under Rule 505 or Rule 506 thereof and shall be in form reasonably satisfactory to Aspec and its counsel. Aspec will provide SIS will all necessary disclosure with respect to Aspec to be included in the Information Statement.

            7.8 Exclusivity. From and after the date hereof through the date which is thirty (30) days following the termination of this Agreement pursuant to Section 11 hereof, without the prior written consent of Aspec, neither SIS, the Majority Shareholders nor any of SIS's other officers, directors, shareholders, agents or Affiliates shall, directly or indirectly, (a) solicit, conduct discussions with or engage in negotiations with any person, other than Aspec, relating to the possible acquisition of SIS or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to SIS or any of its subsidiaries to any person, other than Aspec, relating to the possible acquisition of SIS or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Aspec, providing for the acquisition of SIS or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of SIS or any of it subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Aspec, (e) unless otherwise agreed to by Aspec, enter into any agreement with any person, other than Aspec, providing for any extension of credit (other than trade credit in the ordinary course of business) or other debt investment in SIS, or (f) unless otherwise agreed to by Aspec, enter into any additional agreement for the licensing or distribution of products, technology, or intellectual property of SIS, whether now existing or hereafter created. In addition to the foregoing, if SIS or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to any of the above, SIS shall immediately notify Aspec thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be. From and after the date hereof until the first to occur of the Closing of the Merger or the termination of this Agreement pursuant to

Section 11 hereof, none of the Majority Shareholders will transfer or offer to transfer any of their SIS Common Stock except to Aspec pursuant to the Merger.

            7.9 Voting Agreement and Voting Proxy. At or prior to the time this Agreement is executed, SIS shall have delivered to Aspec a Voting Agreement and Voting Proxy in the form attached hereto as Exhibit D, duly executed by each of the Majority Shareholders and by such other shareholders of SIS that, together with the Majority Shareholders, hold no less than 80% of the outstanding voting power of SIS.

      8. Post-Closing Covenants. With respect to the period following the Effective Time of the Merger:

            8.1 General. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below).

            8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving SIS or the Majority Shareholders or (B) arising out of Aspec's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10 below).

            8.3 Transition. None of the Majority Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of SIS from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with SIS prior to the Effective Time of the Merger.

            8.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential in accordance with the terms of that certain Nondisclosure and Nonsolicitation Agreement between Aspec and SIS dated March 5, 1998 (the "NONDISCLOSURE AGREEMENT").

            8.5 SIS Employees; Employee Stock Options. Upon the Effective Date of the Merger, all employees of SIS shall be offered employment with the Surviving Corporation. In addition, upon the Effective Date of the Merger, Mr. Burkard shall be granted an option to purchase 175,000 shares of Aspec Common Stock and the other employees of SIS shall be granted options to purchase an aggregate of 150,000 shares of Aspec Common Stock (in such amounts to be mutually determined by the Chief Executive Officer of SIS and Aspec). In each case, such options shall be granted at the fair market value of the Aspec Common Stock at the date of grant and shall vest monthly over a four-year period. The options shall also be subject to the other terms and conditions of Aspec's 1996 Stock Option Plan (the "STOCK PLAN"). Aspec will file a Registration Statement on Form S-8 with respect to the Stock Plan no later than 180 days following the initial public offering of Aspec's Common Stock. With respect to such Registration Statement on Form S-8, the options issued to the former SIS employees shall be treated the same as the options granted to Aspec's other employees. All employees of SIS that are employees of the Surviving Corporation following the Closing shall execute Aspec's standard form of employee confidentiality and inventions assignment agreement.

            8.6 Restrictions on Sales of Aspec Common Stock. Other than in connection with the exercise of the registration rights contemplated by Section 9.2(f) hereof, each of the Majority Shareholders agrees that, without the prior written consent of Aspec, he will not, for a period of one hundred eighty (180) days subsequent to the closing of the initial public offering of the Common Stock of Aspec (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Aspec Common Stock or any securities convertible into or exercisable or exchangeable for Aspec Common Stock or (ii) enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Aspec Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Aspec Common Stock or such other securities, in cash or otherwise. Each of the Majority Shareholders further agrees and consents to the entry of stop-transfer instructions with Aspec's transfer agent against the transfer of shares of Aspec Common Stock held by the undersigned except in compliance with this Section 8.6.

      9. Conditions to Obligations to Close.

            9.1 Conditions to Aspec's Obligation to Close. The obligations of Aspec to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of SIS and the Majority Shareholders set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                  (b) SIS and the Majority Shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (c) SIS shall have obtained such of the third party consents listed on Section 5.4 of the SIS Disclousre Schedule as may be mutually agreed to by Aspec and SIS;

                  (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (other than such an action initiated by Aspec or Merger Sub) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of Aspec or Merger Sub to control SIS following the Effective Time of the Merger, and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B) or (C) of this Section 9.1(d) to occur.

                  (e) the President and the Chief Financial Officer of SIS and the Majority Shareholders shall have delivered to Aspec a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all material respects;

                  (f) No Material Adverse Effect shall have occurred with respect to SIS;

                  (g) Aspec shall have received from counsel to SIS and the Majority Shareholders an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Aspec, and dated as of the Closing Date;

                  (h) this Agreement and the Merger shall have been approved by the vote of the holders of at least 90% of the outstanding shares of Common Stock of SIS.

                  (i) certain outstanding indebtedness of SIS in the amount of $85,000 payable to a SIS shareholder shall have been repaid or canceled;

                  (j) all outstanding options, convertible securities and other Stock Rights to purchase securities of SIS shall have been exercised or canceled; and

                  (k) William Burkard, Bob Morford, Ray Eschenbrenner and at least eight (8) other engineers presently employed by SIS shall have accepted employment with the Surviving Corporation.

            Aspec may waive any condition (in whole or in part) specified in this Section 9.1 if it executes a writing so stating at or prior to the Closing.

            9.2 Conditions to SIS's Obligation. The obligation of SIS and the Majority Shareholders to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of Aspec set forth in
Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

                  (b) Aspec shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator (other than such an action initiated by SIS or any of the Majority Shareholders) wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) the Chief Executive Officer or other duly authorized officer of Aspec shall have delivered to SIS a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all material respects;

                  (e) SIS shall have received from counsel to Aspec an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to SIS, and dated as of the Closing Date;

                  (f) The Registration Agreement dated May 28, 1996 by and between Aspec and certain other parties shall have been amended in the form attached hereto as Exhibit G.

                  (g) No Material Adverse Change shall have occurred with respect to Aspec that would be reasonably likely to result in Aspec's revenues for fiscal 1998 being reduced by $11 million or more.

            SIS and the Majority Shareholders may waive any condition (in whole or in part) specified in this Section 9.2 if SIS executes a writing so stating at or prior to the Closing.

      10. Survival of Representations, Indemnification.

            10.1 Limited Survival of Representations and Warranties. All covenants of Aspec, Merger Sub, SIS and the Majority Shareholders to be performed prior to the Effective Time of the Merger, and all representations and warranties of Aspec, SIS and the Majority Shareholders in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of six (6) months from the Effective Time of the Merger (the "EXPIRATION DATE"), and, notwithstanding anything to the contrary in this Agreement, no claim for breach of any representation, warranty or covenant by any Party and no claim for indemnification by Aspec or the Majority Shareholders hereunder shall be brought at any time after the Expiration Date.

            10.2 Indemnification by Aspec.

                  (a) From and after the Effective Time of the Merger, Aspec shall indemnify and hold harmless each of the Majority Shareholders, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of, or in connection with, any breach of any representation or warranty or of any covenant, agreement, or undertaking made by Aspec in this Agreement.

                  (b) Notwithstanding any provision to the contrary in this Agreement, the maximum obligation and liability of Aspec and Merger Sub to any SIS shareholder (including the Majority Shareholders) shall be determined by multiplying the number of shares of Aspec Common Stock received by each such SIS shareholder in the Merger by $10.00.

            10.3 Indemnification by Majority Shareholders.

                  (a) From and after the Effective Time of the Merger, each of SIS and the Majority Shareholders shall indemnify and hold harmless Aspec, Merger Sub and each of their respective Affiliates, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Losses arising out of, or in connection with, any breach of any representation or warranty or of any covenant, agreement, or undertaking made by SIS or the Majority Shareholders in this Agreement. The liability of the Majority Shareholders hereunder shall be several in proportion to number of shares of Aspec Common Stock received by each such Majority Shareholder and his Affiliates as a result of the Merger, and not joint.

                  (b) Any claim for indemnification pursuant to this Section 10 may be satisfied by the Majority Shareholders by returning shares of Aspec Common Stock received by each such Majority Shareholder and his Affiliates in the Merger to Aspec. Notwithstanding any provision to the contrary in this Agreement, the maximum obligation and liability of each of the Majority Shareholders hereunder shall be limited to the forfeiture to Aspec of all of the shares of Aspec Common Stock received by each such Majority Shareholder and his Affiliates in the Merger to Aspec. Any shares of Aspec Common Stock returned to Aspec shall be valued at the then fair market value of the Aspec Common Stock.

                  (c) The Majority Shareholders may agree, as among themselves and without limiting the rights of Aspec or Merger Sub hereunder, as to the respective amounts of any liability for which they each shall be responsible.

                  (d) Any payment made pursuant to this Section 10.3 or Section
10.2 hereof shall be treated by the Parties as an adjustment to the purchase price provided for herein, and the Parties agree not to take any position inconsistent therewith for any purpose.

            10.4 Notice of Claims. No action or proceeding may be brought by a party seeking indemnification hereunder (the "INDEMNIFIED PARTY") with respect to any breach of the representations, warranties, covenants or agreements made hereunder unless written notice thereof, setting forth in reasonable detail (to the extent then known) the amount of the claim and the claimed misrepresentation or breach of warranty or breach of covenant or agreement, or the reasons for which such Indemnified Party believes there has been or may have been a breach of representation, warranty, covenant or agreement, shall have been delivered to the party alleged to have breached such representation, warranty, covenant or agreement (the "INDEMNIFYING PARTY") on or prior to the Expiration Date. If the Indemnifying Party contests the assertion of the claim, then the parties shall act in good faith to reach agreement regarding such claim.

            10.5 Third Party Claims. If a claim by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 10, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claims setting forth such claims in reasonable detail; provided, however, that failure of such Indemnified Party to give such notice shall not result in a waiver of its indemnity rights except to the extent that such failure prejudices the Indemnifying Party's ability to respond to or defend the claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party will not pay or settle any claim unless it contains an unconditional release of the Indemnified Party. If the Indemnifying Party does not within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder undertake the defense thereof or if the Indemnified Party must obtain separate legal counsel due to an actual or potential conflict arising from such claim (as determined in good faith by the Indemnified Party's legal counsel), the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor (and for all associated reasonable costs and attorney's fees which, in the case of such costs and fees, shall be reimbursed by the Indemnifying Party as incurred) pursuant to this Agreement.

            10.6 Limitation of Claims. The Majority Shareholders shall not be liable for any claims by Aspec made hereunder unless and until the aggregate amount of all such claims against one or more of the Majority Shareholders exceeds $25,000, provided that in the event such claims exceed $25,000, Aspec shall be entitled to recover for the full amount of such claims (including the $25,000 limitation). Aspec and Merger Sub shall not be liable for any claims by the Majority Shareholders made hereunder unless and until the aggregate amount of all such claims against Aspec and Merger Sub exceeds $25,000, provided that in the event such claims exceed $25,000, the Majority Shareholders shall be entitled to recover for the full amount of such claims (including the $25,000 limitation).

      11. Termination.

            11.1 Termination of the Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

                  (a) Aspec and SIS may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

                  (b) Aspec may terminate this Agreement by giving written notice to SIS and the Majority Shareholders at any time prior to the Closing (A) in the event either of SIS or the Majority Shareholders has materially breached any representation, warranty, or covenant contained in this Agreement and Aspec has notified SIS and the Majority Shareholders of the breach or (B) if the Closing shall not have occurred on or before May 31, 1998, by reason of the failure of any condition precedent under Section 9.1 hereof (unless the failure results primarily from Aspec itself materially breaching any representation, warranty, or covenants contained in this Agreement).

                  (c) Aspec may terminate this Agreement by giving written notice to SIS and the Majority Shareholders at any time prior to 5:00 p.m. (California time) on March 27, 1998 in the event that Aspec is not satisfied in its sole discretion with the results of its due diligence investigation regarding the business and financial and corporate records of SIS.

                  (d) SIS may terminate this Agreement by giving written notice to Aspec at any time prior to the Closing (A) in the event Aspec has materially breached any representation, warranty, or covenant contained in this Agreement and SIS has notified Aspec of the breach, or (B) if the Closing shall not have occurred on or before May 31, 1998, by reason of the failure of any condition precedent under Section 9.2 hereof (unless the failure results primarily from SIS or the Majority Shareholders materially breaching any representation, warranty, or covenants contained in this Agreement).

            11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the Confidentiality Agreement shall survive in accordance with its terms.

      12.   Miscellaneous.

            12.1 Publicity. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Aspec and SIS. Notwithstanding the foregoing, Aspec may disclose the Merger in its Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission in connection with the initial public offering of its Common Stock and may discuss the Merger with its underwriters and potential investors in connection with such offering.

            12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the shareholders of SIS and their respective successors and permitted assigns.

            12.3 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including that certain letter agreement between Aspec and SIS dated March 9, 1998). Notwithstanding the foregoing, SIS and Aspec agree that the terms of the Confidentiality Agreement shall remain in effect.

            12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

            12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if deli vered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or
(d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

            If to Aspec or Merger Sub:

                  Aspec Technology, Inc.
                  830 East Arques Avenue
                  Sunnyvale, California 94086
                  Attention: Conrad J. Dell'Oca,
                             President and Chief Executive Officer

            Copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attention:  J. Robert Suffoletta, Esq.

            If to SIS or the Majority Shareholders:

                  SIS Microelectronics, Inc.
                  P.O. Box 1432
                  Longmont, Colorado 80501
                  Attention:  William D. Burkard,
                              President and Chief Executive Officer

            Copy to:

                  Berg, McMurry & Culley, P.C.
                  1881 Ninth Street, Suite 102
                  Boulder, Colorado  80302
                  Attention:  Scott H. Culley, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties written notice of such change in accordance with the above provisions.

            12.8 Governing Law; Dispute Resolution.

                  (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  (b) It is the express intention of the Parties to this Agreement to make a good faith effort to resolve, without resort to arbitration, any dispute arising under or related to this Agreement. In the event of a dispute relating to any provision of this Agreement which cannot be resolved promptly by negotiations between the Parties involved directly in the dispute, any Party to the dispute may give the other Party written notice of its intent to arbitrate, as provided in this Section 12.8. No arbitration may commence earlier than thirty (30) days after the delivery of the notice of intent to arbitrate, unless the failure to commence arbitration is reasonably likely to result in some demonstrable harm.

                  (c) The Parties hereto agree that the appropriate and exclusive forum for any disputes among any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby, shall be settled by arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration panel will consist of three (3) people to be mutually selected by the Parties to the dispute. In the event that the Parties to the dispute cannot agree upon the arbitrators within ten (10) days after the commencement of the arbitration procedures, one (1) arbitrator shall be selected by Aspec, one (1) arbitrator shall be selected by the Majority Shareholders involved in the dispute and one (1) arbitrator shall be selected by the two (2) other arbitrators so designated. The parties further agree, to the extent permitted by law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to the enforcement of any such judgment.

                  (d) In the event of any arbitration proceeding hereunder, the arbitrator(s) shall have the discretion to award the prevailing party reimbursement of all costs and expenses incurred in connection with said action, including reasonable attorney's fees.

                  (e) To the extent that Aspec or the Majority Shareholders have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Aspec and the Majority Shareholders (as the case may be) hereby irrevocably waive such immunity in respect of its obligations with respect to this Agreement.

            12.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Aspec, Merger Sub, SIS and the Majority Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

            12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            12.11 Expenses. Each of Aspec, SIS and the Majority Shareholders will bear its or their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Majority Shareholders will be responsible for (i) any brokers', finders' or advisory fees payable on behalf of SIS in connection with the Agreement and the transactions contemplated hereby, and (ii) any legal or accounting fees undertaken on behalf of SIS or the Majority Shareholders in connection with the Agreement and the transactions contemplated hereby in excess of $50,000 which may be paid by SIS.

            12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            12.13 Incorporation of Exhibits and Schedules. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.


                  [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

Aspec:                                ASPEC TECHNOLOGY, INC.

                                      By: /s/ CONRAD J. DELL'OCA
                                          --------------------------------------
                                          Conrad J. Dell'Oca
                                          President and Chief Executive Officer


Merger Sub:                           ASPEC ACQUISITION CORPORATION

                                      By: /s/ CONRAD J. DELL'OCA
                                          --------------------------------------
                                          Conrad J. Dell'Oca
                                          President and Chief Executive Officer


SIS:                                  SIS MICROELECTRONICS, INC.

                                      By: /s/ WILLIAM D. BURKARD
                                          --------------------------------------
                                          William D. Burkard
                                          Chief Executive Officer


Majority Shareholders:                /s/ WILLIAM D. BURKARD
                                      ------------------------------------------
                                      William D. Burkard


                                      /s/ JAMES L.D. ROSER
                                      ------------------------------------------
                                      James L.D. Roser


                                      /s/ THOMAS P. BROCK
                                      ------------------------------------------
                                      Thomas P. Brock



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